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As filed with the Securities and Exchange Commission on May 1, 2003.

Registration No. 333-103903

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FIRSTWAVE TECHNOLOGIES, INC.
(Exact name of issuer as specified in its charter)

Georgia (State of Incorporation)	58-1588291 (I.R.S. Employer Identification Number)

2859 Paces Ferry Road, Suite 1000
Atlanta, Georgia 30339
(770) 431-1200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard T. Brock
President and Chief Executive Officer
Firstwave Technologies, Inc.
2859 Paces Ferry Road, Suite 1000
Atlanta, Georgia 30339
(770) 431-1200
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

James Walker IV, Esq.
C. William McDaniel, Esq.
Morris, Manning & Martin, L.L.P.
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
(404) 233-7000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered in this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary Prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 1, 2003

Prospectus

         200,000 Shares

Firstwave Technologies, Inc.

Common Stock

        Some of our shareholders (who are identified later in this Prospectus under "Selling Shareholders") may offer and sell these shares from time to time.

        The selling shareholders will receive all of the net proceeds from the sale of these shares and will pay all underwriting discounts and commissions, if any, applicable to the sale of these shares. We will not receive any proceeds from the sale of these shares.

        Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "FSTW." On April 29, 2003, the last reported sales price of our common stock was $11.80 per share.

        Our principal executive offices are located at 2859 Paces Ferry Road, Suite 1000, Atlanta, Georgia 30339, and our telephone number is (770) 431-1200.

You should consider carefully the "Risk Factors"
beginning on page 4 before purchasing
any of the common stock offered hereby.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 1, 2003

        You should rely on the information contained in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, sometimes referred to in this prospectus as the SEC, covering the shares of our common stock that the selling shareholders may offer for resale. The SEC's file number for that registration statement is 333-103903.

        We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. You can also obtain reports, proxy statements, and other information regarding issuers that file electronically with the SEC from the SEC's Internet site (http://www.sec.gov).

FORWARD-LOOKING STATEMENTS

        From time to time, information we provide or statements of our directors, officers, or employees may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Those statements involve numerous risks and uncertainties. Typically, that kind of information or those statements contain the words "believes", anticipates", "intends", "expects", or similar words. In any event, any information or statements made or incorporated by reference in this prospectus that are not statements of historical fact are forward-looking statements. The forward-looking statements in this prospectus, and others that we or our representatives make, are based on a number of assumptions and involve risks and uncertainties. Consequently, actual results could differ materially. The factors we describe under the heading "Risk Factors" are some, but not all, of the reasons that results could be different.

 THE COMPANY

        We are a global provider of strategic, web-based customer relationship management (CRM) software solutions that automate and enhance the way companies win, maintain and grow customer relationships. We are headquartered in Atlanta, Georgia, and we maintain an international office in Surrey, England.

        Our solutions streamline sales, marketing and support processes and enhance our customers' ability to obtain new customers and to manage and service their existing customers. Our solutions are designed to bridge communication gaps between a company's internal departments, such as marketing, sales and technical support, and its outside constituents, such as customers, vendors and business partners. Our products are based on technologies that incorporate and complement our legacy of CRM best practices. We currently support three product lines: a web-based CRM solution that is available in two versions—Firstwave eCRM based on COM+ technology and Firstwave CORE CRM™ based on.NET technology; a client-server solution, Takecontrol®; and Firstwave for Unix.

        Users often find conventional eCRM applications to be complex, expensive to maintain and difficult to use. As a result, the incidence of incomplete implementations and failure to meet established expectations is quite high. Furthermore, due to the limitations of client/server technologies, these systems have not extended critical information to customers, indirect channels, partners or other interested parties who exist outside the boundaries of the corporation. The evolution and maturation of several technologies, in combination with the emergence of the internet as a factor in commercial activities, has created an environment of new possibilities for eCRM solutions. We believe that the future environment will be one in which customers will demand that:

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  relationships be based in knowledge,

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  companies must have knowledge of customers' needs and wants,

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  companies must provide full, easy access to information about their goods and services,

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  anyone representing an enterprise must be equally informed and prepared to serve the customers' needs,

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  customers will determine the most appropriate means of interaction with the companies with whom they do business,

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  speed of interaction will be the key to successful relationships, and

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  technology will identify needs, determine solutions, and deliver solutions.

        The Firstwave eCRM Suite is an internet-based relationship management software application that consists of three integrated applications: eMarketing, eSales and eService. Designed to allow companies to facilitate improved and more interactive relationships with customers, the Firstwave eCRM Suite increases effectiveness in finding qualified prospects, molding prospects into sales and retaining valuable customers. The sales application was released as Netgain™ Sales in September 1998, and the marketing and support applications were integrated with the sales application to form one integrated application, Firstwave eCRM, in December 1999. Takecontrol® is a Microsoft® Windows-based, integrated client/server CRM application that automates marketing, sales and customer service operations for companies in multiple industries. The Firstwave for Unix product line is a traditional UNIX, character-based CRM application.

        Users of Firstwave's CRM products can market to potential customers utilizing campaign management functionality within the marketing module and turn these potential customers over as leads to the sales team. The sales team, using the sales module, can then manage their opportunities and accounts efficiently with added value in order to close sales. Those new customers are then managed through the service module, where any service issues can be tracked and resolved quickly and effectively by using a customized knowledge base and escalation procedures.

        All of Firstwave's products have the associated tool set for the application that allows for extensive customization. More robust than the previously released tool set, the Firstwave CORE IDE™ (Integrated Development Environment) enables the business analyst, who understands the business and workflow processes, to participate in application development, system enhancement and customization.

        The Firstwave CORE IDE™ integrates various development tools into one application and presents the information in a drag and drop graphical interface. Because this new tool automatically generates the application code, the business analyst is able to complete the design or customization of the application without having to involve a programmer to write code. Where special processing is required, extension points are available where code written by a programmer can be inserted.

        Additional features of the Firstwave CORE IDE™ include:

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  the ability to integrate legacy data systems,

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  access to multiple data sources within one application,

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  the ability to design an application based on workflows and business processes,

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  a business rules engine,

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  a screen designer which can be utilized to change the look and feel of the application, and

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  a robust security which controls access to the data within the system.

        Firstwave's CRM product suite is built on Microsoft technologies and includes support for Oracle and Microsoft SQL databases. In addition to offering support for multiple database technologies, Firstwave offers a plug-in based architecture allowing for a flexible approach to changing business logic and new data sources.

        We were launched in October 1984 as Brock Control Systems, Inc. Founded by Richard T. Brock, we were a pioneer in the sales automation market and an early developer of enterprise customer management systems. We completed our initial public offering in March 1993. In February 1996, we changed our name to Brock International, Inc., to reflect our growing worldwide market reach. In March 1998, we changed our name to Firstwave Technologies, Inc. Since our formation, we have licensed our products to thousands of users in hundreds of enterprises throughout the Americas, Europe and the Pacific Rim.

        On March 3, 2003, we acquired Connect-Care, Inc., a provider of CRM solutions. We intend to aggressively market our solutions to Connect-Care's established customer base.

 RISK FACTORS

        An investment in our common stock involves a significant degree of risk. Prospective investors should carefully consider all of the information contained in this prospectus, including the following factors that may affect our current operations and future prospects. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our prior years' negative cash flow from operations and the difficulty of raising additional capital may adversely affect our operations and the price of our common stock.

        We require significant amounts of capital to fund our business operations and product development efforts. The rate at which our capital is utilized is affected by the operational and developmental costs we incur and our ability to generate sales, services and maintenance revenues. Prior to the year ended December 31, 2001, we experienced negative cash flow from operations for several years and may experience negative cash flow from operations in the future.

        If we are unable to generate sufficient cash from operations, we will evaluate alternative means of financing to meet our needs on terms that are attractive to us. We cannot be certain that additional financing will be available on favorable terms if or when we require it, or if it will be available at all. If we are unable to obtain the necessary additional capital, we may be required to reduce the scope of planned product development and sales and marketing efforts, as well as reduce the size of current staff, all of which could have a material adverse affect on our business, financial condition and ability to reduce losses or generate profits.

        In the past, we have funded our operating losses and working capital needs through cash flow from operations and from the proceeds of equity offerings and debt financings. Changes in the U.S. economy in the past year have adversely affected the markets for equity and debt financings. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and, in light of our current market capitalization, our shareholders may experience substantial dilution.

Our revenues may be harmed if general economic conditions continue to worsen.

        Our revenues are dependent on the health of the economy and the growth of our customers and potential future customers. If the economy remains stagnant, our customers may continue to delay or reduce their spending on CRM software and customization. When economic conditions weaken, sales cycles for sales of software products tend to lengthen and companies' information technology budgets tend to be reduced. If that happens, our revenues could suffer and the price of our common stock may decline. Further, if economic conditions in the United States worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition.

Our revenues have been highly dependent upon a limited number of customers; if these customers decrease or cease purchasing our software and services, our revenues would significantly decrease if we were unable to replace these customers.

        During 2002, Electronic Data Systems, Ltd., a leading global services company which is a customer of our Firstwave UK operating subsidiary, accounted for 71.9% of our total revenues, and the two largest customers of our UK operating subsidiary accounted in the aggregate for 80% of our total revenues. As of December 31, 2002, 2001 and 2000, these two clients represented 76%, 61% and 0% of our outstanding accounts receivable, respectively. As a result, our revenues are highly dependent upon the extent to which these customers continue to purchase our software and services, and if these customers decrease or cease purchasing our software and services, our revenues would significantly decrease if we were not able to replace these customers with other substantial accounts. Our sales teams have increased our pipeline of prospective customers which may allow us to decrease our dependency on these customers.

If we fail to develop new products or improve our existing products to meet or adapt to the changing needs and standards of our industry, sales of our products may decline.

        The market for software and hardware support services is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. Our future success depends upon our ability to enhance our current products and develop new products that maintain technological leadership, address the increasingly sophisticated needs of customers and achieve broad market acceptance. In particular, we believe that we must continue to respond quickly to customer needs for additional functionality and to ongoing advances in hardware, operating systems and telecommunications. Any failure by us to anticipate or respond rapidly to technological advances, new products and enhancements and changes in customer requirements could have a material adverse affect on our competitive position or render some of our products obsolete or less desirable than available alternatives. In addition, we are subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to perform as expected. In order to introduce and market new or enhanced products successfully with minimal disruption in customer purchasing patterns, we must manage the transition from existing products. There can be no assurance that we will be successful in developing and marketing, on a timely basis, product enhancements or products that respond to technological advances by others, that our new products will adequately address the changing needs of the market or that we will successfully manage product transitions. Further, failure to generate sufficient cash from operations or financing activities to develop or obtain improved products and technologies could have a material adverse affect on our results of operations and financial condition.

If we do not successfully integrate Connect-Care with our business, we may not benefit from the Connect-Care merger, and the value of your investment may decrease significantly.

        In order for our acquisition of Connect-Care to be successful, we must:

  •
  cross-market and sell our services and products to Connect-Care's customers;

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  minimize duplicative managerial, sales and marketing efforts and eliminate redundant costs of our operations while continuing to support Connect-Care's software; and

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  make Connect-Care's personnel operate together with our personnel in a cost-effective manner.

        The acquisition of Connect Care is further described in Note 12, "Subsequent Events", in the Notes to Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated herein by reference. If we do not integrate our operations successfully and quickly, we may fail to obtain our business goals. This would likely cause a slow-down in our growth rate that may result in a decrease in the value of your investment. In addition, the benefits of the Connect-Care merger to us are subject to a number of factors that are unpredictable and beyond our control, including the acceptance or rejection by Connect-Care's customers of the Firstwave products and services that we intend to offer these customers as a result of the Connect-Care merger.

Future sales of shares of our common stock may negatively affect our stock price.

        If our shareholders sell substantial amounts of our common stock in the public market following the Connect-Care merger, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. In connection with the Connect-Care merger, we are undertaking obligations to register for resale the shares issued to Connect-Care shareholders, if such shareholders request such registration. The availability of additional shares for sale may have a negative impact on the market price of our common stock. Sales of substantial amounts of our common stock in the public market may adversely affect prevailing market prices for our common stock and our ability to raise equity capital in the future.

To grow our business, we plan to acquire additional companies, including by issuing shares of our stock, which may subject us to additional risks and may dilute your ownership.

        To carry out our growth strategies, we plan to acquire other businesses. Such acquisitions may involve issuances of our stock. An inability to identify, acquire and integrate businesses, products or services that complement our business may negatively affect our ability to grow. We cannot guarantee that we will be able to identify and acquire suitable candidates on acceptable terms. We also cannot provide any assurance that we will be able to arrange adequate financing, complete any transaction or successfully integrate the acquired businesses. We may issue more shares of stock, both common and preferred, in future acquisitions or in financing transactions, which would dilute the ownership percentages of our existing shareholders. Acquisitions and stock offerings may also distract management and result in the incurrence of debt, expenses related to goodwill and other intangible assets and unforeseen liabilities, all of which could have a material adverse effect on our business and financial condition. In addition, we may not be able to successfully compete with other companies for acquisition candidates.

If our products contain defects, we may have difficulty selling them and lose potential revenues.

        Software products as complex as those we offer may contain undetected errors. We could experience delays or lost revenues during the period required to correct those errors. There can be no assurance that, despite testing by us and by current and potential customers, errors will not be found in our software. If our products are found to contain errors, the result to us could be:

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  a loss of or delay in market acceptance,

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  additional and unexpected expenses to fund further product development,

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  additional and unexpected expenses to add programming personnel to complete a development project, and

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  loss of revenue because of the inability to sell the new product on a timely basis,

any one or more of which could have a material adverse affect on us.

If we are unable to protect our proprietary rights, then our competitive position could be weakened, which may reduce our revenues.

        We rely on a combination of trade secrets, copyright and trademark laws, non-disclosure and other contractual provisions and technical measures to protect our proprietary rights. We may be required to spend significant resources to monitor and police our proprietary rights. There can be no assurance that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies.

        Other software providers could copy or otherwise obtain and use our products or technology without authorization. They also could develop similar technology independently which may infringe our proprietary rights. We may not be able to detect infringement and may lose a competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. If we fail to successfully enforce our proprietary rights, our competitive position may be harmed.

The software industry is extremely competitive; our revenue may be reduced by the introduction of superior products by competitors or by pricing pressure from competitors.

        The market for our products is characterized by significant price competition, and we expect that we will face increasing pricing pressures from our current competitors. Moreover, because there are low barriers to entry into the software market, we believe that competition will increase in the future. Accordingly, there can be no assurance that we will be able to provide products that compare favorably with the products of our competitors or that competitive pressures will not require us to reduce our prices. Any material reduction in the price of our products would negatively affect gross margins as a percentage of new revenue and would require us to increase software unit sales in order to maintain net revenues.

We may experience significant fluctuations in our operating results and rate of growth, and the price of our common stock may be adversely affected by these fluctuations.

        Our quarterly operating results have in the past and may in the future vary or decrease significantly depending on factors such as:

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  the effect of past and future acquisitions,

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  general economic factors,

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  revenue from software sales and professional services,

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  the timing of new product and service announcements,

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  changes in pricing policies by us and our competitors,

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  market acceptance of new and enhanced versions of our products,

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  the size and timing of significant orders,

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  changes in operating expenses,

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  changes in our strategy,

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  personnel changes, and

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  the introduction of alternative technologies.

        We have limited or no control over many of these factors. Our expense levels are based, in part, on our expectations as to future revenues. If revenue levels are below expectations, we may be unable or unwilling to reduce expenses proportionately, and our operating results are likely to be adversely affected. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all these factors, it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In that event, the price of our common stock will likely be adversely affected.

The terms of our preferred stock may have a material adverse effect on the market value of our common stock.

        Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by our shareholders. At December 31, 2002, shares of outstanding preferred stock are as follows:

  •
  10,000 shares of Series A Convertible Preferred Stock

  •
  7,020 shares of Series B Convertible Preferred Stock

  •
  12,000 shares of Series C Convertible Preferred Stock

        The rights of the holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of Series A, Series B and Series C Convertible Preferred Stock and any other preferred stock that may be issued in the future. The issuance of the Series A, Series B and Series C Convertible Preferred Stock and any future issuances of other classes of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company. Furthermore, the Series A, Series B and Series C Convertible Preferred Stock have other rights, including economic rights, senior to the common stock and, as a result, the existence of our preferred stock may have a material adverse effect on the market value of our common stock. Any future issuances of other classes of preferred stock may have other rights, including economic rights, senior to the common stock, and as a result, the issuance of new preferred stock could have a material adverse effect on the market value of our common stock. We may, in the future, adopt other measures that may have the effect of delaying, deferring or preventing a change in control of our company. Some of these measures may be adopted without any further vote or action by our shareholders. We have no present plans to adopt any of those type of measures.

The loss of key personnel, or any inability to attract and retain additional personnel, could affect our ability to successfully grow our business.

        We depend in large part upon the continued service of our executive officers and other key sales, engineering and technical staff. The loss of the services of our executive officers and other key personnel could harm our operations. None of our officers or key personnel are bound by an employment agreement, and we do not maintain key person insurance on any of our employees. We would also be harmed if one or more of our officers or key employees decided to join a competitor or otherwise compete with us.

If the market in which we sell our products and services does not grow, our revenues may be reduced.

        If the market for CRM software does not grow as quickly or become as large as anticipated, our revenues may be reduced. Our market is still emerging, and our success depends on its growth. Our potential customers may:

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  not understand or see the benefits of using these products,

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  not achieve favorable results using these products,

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  experience technical difficulty in implementing or using these products, or

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  use alternative methods to solve the same business problems.

In addition, because our products can be used in connection with internet commerce and we are currently developing additional internet commerce solutions, if the internet commerce market does not grow as quickly as anticipated, we may experience sales which are lower than our expectations.

Our products can have long sales cycles which makes it difficult to plan expenses and forecast results.

        It takes between three and six months to complete the majority of our sales, and some sales take longer to complete. Therefore, it is difficult to predict the quarter in which a particular sale will occur and to plan expenditures accordingly. The length of the period between initial contact with a potential customer and their purchase of products and services is due to several factors, including:

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  the complex nature of our products,

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  our need to educate potential customers about the uses and benefits of our products,

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  the purchase of our products may require a significant investment of resources by a customer,

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  customer budget cycles which affect the timing of purchases,

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  uncertainty regarding future economic conditions,

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  customer requirements for competitive evaluation and internal approval before purchasing our products,

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  customer delay of purchases due to announcements or planned introductions of new products by us or our competitors, and

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  large customer purchasing procedures, which may require a longer time to make decisions.

The delay or failure to complete sales in a particular quarter could reduce our revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenues.

Privacy and security concerns, particularly related to the use of our software on the internet, may limit the effectiveness of and reduce the demand for our products.

        The effectiveness of our software products relies on the storage and use of customer data collected from various sources, including information collected on web sites, as well as other data derived from customer registrations, billings, purchase transactions and surveys. Our collection and use of that data for customer profiling may raise privacy and security concerns. Our customers generally have implemented security measures to protect customer data from disclosure or interception by third parties. However, these security measures may not be effective against all potential security threats. If a well-publicized breach of customer data security were to occur, our software products may be perceived as less desirable, impacting our future sales and profitability.

        In addition, due to privacy concerns, some internet commentators, consumer advocates, and governmental or legislative bodies have suggested legislation to limit the use of customer profiling technologies. The European Union and some European countries have already adopted some restrictions on the use of customer profiling data. In addition, internet users can, if they choose, configure their web browsers to limit the collection of user data for customer profiling. Should many internet users choose to limit the use of customer profiling technologies, or if major countries or regions adopt legislation or other restrictions on the use of customer profiling data, our software would be less useful to customers, our sales could decrease and our results of operations could be materially adversely affected.

We have foreign exchange risk and fluctuations in exchange rates could affect our revenues.

        The results of operations of our wholly owned subsidiary located in Surrey, England are exposed to foreign exchange rate fluctuations as the financial results of the subsidiary are translated from the local currency into U.S. Dollars upon consolidation. As exchange rates vary, net sales and other operating results, when translated, may differ materially from expectations.

Our stock price is highly volatile.

        The trading price of our common stock fluctuates significantly. Trading prices of our common stock may fluctuate in response to a number of events and factors such as:

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  general economic conditions,

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  conditions or trends in the CRM industry,

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  fluctuations in the stock market in general, and

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  quarterly variations in operating results.

 THE OFFERING

        This prospectus relates to the proposed offer and sale by selling shareholders (who are identified later in this Prospectus under "Selling Shareholders") of shares of our common stock that they own. An aggregate of 200,000 shares of the common stock are eligible for sale, from time to time at the option of the holders thereof, pursuant to this prospectus. As of April 29, 2003, there were issued and outstanding a total of 2,629,375 shares of our common stock.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by a selling shareholder of any of our common stock. The selling shareholders will receive all the proceeds of those sales.

SELLING SHAREHOLDERS

        The following table sets forth the names of the selling shareholders, the number of shares of our common stock beneficially owned by each selling shareholder as of May 1, 2003, and the maximum number of shares that may be offered for sale by each selling shareholder pursuant to this prospectus. The selling shareholders received their shares as consideration for our acquisition of Connect-Care. We will not receive any of the proceeds from any sale of our common stock using this prospectus. Except as set forth in the footnotes to the table below, no selling shareholder has had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

	Shares Owned Prior to Offering	Shares Offered for Sale
Gordon L. Dickens, III	97,377	97,377
Gordon L. Dickens, Jr., as Trustee of the Gordon Westlake Dickens Minor's Trust	3,677	3,677
Gordon L. Dickens, Jr., as Trustee of the Raymond Lee Dickens Minor's Trust	3,677	3,677
Melissa W. Dickens	12,178	12,178
Jeffrey L. Longoria (1)	18,091	18,091
Joseph L. Longoria (2)	18,091	18,091
Matthew Chestnut	4,020	4,020
Robert S. Morris	1,075	1,075
Donald M. Rogers	1,613	1,613
Gussie J. Ballew	17,667	17,667
James B. Erickson	17,667	17,667
Ann J. Herrera, Esq., as the Executrix of the Estate of Thomas E. Davis, Jr.	4,867	4,867

(1)
Mr. Jeffrey L. Longoria has served as our Vice President of Sales since March 4, 2003.

(2)
Mr. Joseph L. Longoria has served as our Vice President of Professional Services since March 4, 2003.

        The selling shareholders may offer and sell all or a portion of their shares of our common stock from time to time, but are under no obligation to offer or sell any shares. Because the selling shareholders may sell all, none, or any part of their shares of common stock from time to time, no estimate can be given as to the number of shares that will be beneficially owned by the initial selling shareholders upon termination of any offering by them or as to the percentage of the total outstanding shares of our common stock that the initial selling shareholders will beneficially own after termination of any offering.

        This prospectus also covers possible sales by presently unknown persons who may become the record or beneficial owners of some of the covered shares as a result of private transactions, including but not limited to gifts, private sales, and transfers pursuant to a foreclosure or similar proceeding by a lender or other creditor to whom shares may be pledged as collateral to secure an obligation of a named selling shareholder. Each potential transferee of a named selling shareholder is hereby deemed to be a selling shareholder for purposes of selling shares using this prospectus. To the extent required by applicable law, information (including the name and number of shares owned and proposed to be sold) about transferees, if there are any, will be set forth in an appropriate supplement to this prospectus.

PLAN OF DISTRIBUTION

        We are registering the shares offered by this prospectus on behalf of the selling shareholders and their pledgees, donees, transferees and successors in interest. The selling shareholders or their pledgees, donees, transferees or successors in interest may sell or distribute these shares from time to time. The selling shareholders may make these sales directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The distribution of the shares may be effected in or more transactions that may take place through the Nasdaq SmallCap Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through a combination of any of these methods of sale, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling shareholders reserve the right to accept or reject, in whole or in part, any proposed purchase of these shares, whether the purchase is to be made directly or through agents. We will not receive any proceeds from the sale of the shares.

        The shares may be sold in one or more of the following types of transactions, or in any combination of the following types of transactions:

  (a)
  a cross or block trade, including a transaction in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  (b)
  purchases by a broker-dealer or underwriter as principal and resale by such broker-dealer or underwriter for its account pursuant to this prospectus;

  (c)
  an exchange distribution in accordance with the rules of suh exchange;

  (d)
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  (e)
  in transactions "at the market" to or through market makers of our common stock or into an existing market for the common stock;

  (f)
  in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

  (g)
  through options, swaps or other derivative contracts with respect to our shares which options, swaps or other derivative contracts may or may not be listed on an exchange;

  (h)
  in privately negotiated transactions; or

  (i)
  in transactions to cover short sales.

In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        From time to time, the selling shareholders may pledge or grant a security interest in some or all of these shares. If a selling shareholder defaults in performance of the obligations secured by these shares, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling shareholders may also transfer and donate these shares in other circumstances. The number of shares beneficially owned by the selling shareholders will decrease as and when the selling shareholders transfer or donate these shares or default in performing any obligations secured by these shares. The plan of distribution for shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling shareholders for purposes of this prospectus.

        In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions, including short sales, options, swaps, derivative contracts or other agreements designed to minimize the market risks associated with ownership of the shares, with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume, including positions assumed in connection with distributions of these shares by such broker-dealers. The selling shareholders may also sell shares short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling shareholders may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

        The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of these shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of these shares. However, the selling shareholders may use brokers, dealers, underwriters or agents to sell these shares. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling shareholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. Because the selling shareholders and such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, they will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any commission, discount, concession or profit they realize with respect to the resale of these shares while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Neither we nor the selling shareholders can presently estimate the amount of such compensation. The aggregate proceeds to the selling shareholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions if any, and other expenses of issuance and distribution not borne by us.

        If the selling shareholders sell these shares in an underwritten offering, the underwriters may acquire these shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

        If the selling shareholders notify us that any of them have entered into any material arrangement with a broker-dealer for the sale of these shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, disclosing:

  (a)
  the name of each selling shareholder and of the participating broker-dealer(s);

  (b)
  the number of shares involved;

  (c)
  the price at which such shares were sold;

  (d)
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  (e)
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  (f)
  other facts material to the transaction.

In addition, we will file a supplement to this prospectus if we are notified that a donee or pledgee intends to sell more than 500 shares.

        We have advised the selling shareholders that during such time as they may be engaged in a distribution of these shares, they are required to comply with Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits the selling shareholders, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

        We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including commissions of dealers or agents, fees attributable to the sale of the shares and some other expenses. We have agreed to indemnify the selling shareholders, and we may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of these shares, against certain liabilities, including some potential liabilities under the Securities Act of 1933. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

        Beginning on or after the 120th day following the effective date of this registration statement, we shall be entitled to suspend or terminate the effectiveness of the registration statement for a discrete period of time and from time to time, not exceeding 30 days in the aggregate, if, in good faith and in our reasonable judgment, we determine that maintaining the registration or allowing sales of the shares at such time would materially delay or interfere with any material financing, acquisition, corporate reorganization or other transaction.

        There can be no assurance that the selling shareholders will sell any or all of the shares of common stock offered by them under this prospectus. It is possible that a significant number of these shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

LEGAL MATTERS

        The validity of the securities offered hereby has been passed upon for us by Morris, Manning & Martin, LLP, Atlanta, Georgia.

EXPERTS

        The financial statements of Firstwave for the fiscal years ended December 31, 2001 and 2002 incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2002 and the financial statements with respect to Connect-Care, L.L.C. incorporated in this prospectus by reference to the Current Report on Form 8-K dated March 4, 2003, as amended, have been so incorporated in reliance on the report of Cherry, Bekaert & Holland, L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Firstwave for the fiscal year ended December 31, 2000 incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information filed with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be a part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. Any information so updated or superseded shall not be deemed, except as so updated or superseded, to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock described in this prospectus are sold or the offering of the shares covered by this prospectus is terminated:

  (1)
  Current Report on Form 8-K dated March 4, 2003, as amended; and

  (2)
  Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002.

        We will provide you with free copies of any of these documents or any other documents that have been incorporated by reference in this prospectus, without exhibits, unless an exhibit is incorporated into the document by reference, if you write us or call us at: Firstwave Technologies, Inc., 2859 Paces Ferry Road, Suite 1000, Atlanta, GA 30339, Attention: Judith A. Vitale, telephone (770) 431-1206.

FIRSTWAVE TECHNOLOGIES, INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$197.00
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$3,000.00
Miscellaneous expenses	$3,000.00

Total	$21,197.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 14-2-850 et seq. of the Georgia Business Corporation Code and Article 6 of the Registrant's Amended and Restated Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified by the Registrant against liability that they may incur while serving in such capacity. These provisions generally provide that the directors and officers of the Registrant will be indemnified by the Registrant against any expenses (including attorneys fees), judgments, fines, and amounts paid in settlement which are allowed to be paid by the Company under Georgia law, incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant or served with another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant if such director or officer conducted himself in good faith, and reasonably believed in the case of conduct in his official capacity, that such conduct was in the best interests of the Registrant, and in all other cases, that such conduct was at least not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. These provisions do not eliminate or limit the liability of a director or officer for (i) any appropriation of any business opportunity of the Registrant in violations of his duties, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) liabilities of a director imposed by Section 14-2-832 of the Georgia Business Corporation Code, or (iv) any transaction from which the director or officer derived an improper personal benefit.

        The Registrant maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
2.1	Merger Agreement dated March 3, 2003 by and between Firstwave Technologies, Inc., CC Subsidiary, Inc., Connect-Care, Inc., and certain shareholders of Connect-Care, Inc.*
5.1	Opinion of Morris, Manning & Martin, LLP.
10.1	Software License Agreement dated July 25, 2001 by and between Firstwave Technologies UK Limited and Electronic Data Systems Ltd.
10.2	Software Development and License Agreement dated December 23, 2002, by and between The Football Association Limited and Firstwave Technologies UK LTD**
10.3	Software License Agreement dated September 2, 2002 between the Football Association and Firstwave Technologies UK Limited
23.1	Consent of Cherry, Bekaert & Holland, L.L.P.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Morris, Manning & Martin, LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on Signature Page).

*
Previously filed with the Registrant's Current Report on Form 8-K filed March 4, 2003, as amended.

**
Confidential treatment has been requested with respect to portions of this document pursuant to Rule 406 of the Securities Act. The redacted portions of this document were filed separately with the Securities and Exchange Commission.

(b)
Financial Statement Schedules

        Not Applicable.

ITEM 17. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 29, 2003.

FIRSTWAVE TECHNOLOGIES, INC.
By:	/s/ RICHARD T. BROCK Richard T. Brock President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of April, 2003.

SIGNATURE	TITLE

/s/ RICHARD T. BROCK Richard T. Brock	President and Chief Executive Officer (Principal Executive Officer)
/s/ JUDITH A. VITALE Judith A. Vitale	Chief Financial Officer (Principal Financial and Accounting Officer)
* James R. Porter	Chairman of the Board of Directors
* Roger A. Babb	Director
* John F. Keane	Director
* Alan I. Rothenberg	Director
*By:	/s/ RICHARD T. BROCK Richard T. Brock Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1	Opinion of Morris, Manning & Martin, LLP
10.1	Software License Agreement dated July 25, 2001 by and between Firstwave Technologies UK Limited and Electronic Data Systems Ltd.
10.2	Software Development and License Agreement dated December 23, 2002, by and between The Football Association Limited and Firstwave Technologies UK LTD**
10.3	Software License Agreement dated September 2, 2002 between the Football Association and Firstwave Technologies UK Limited
23.1	Consent of Cherry, Bekaert & Holland, L.L.P.
23.2	Consent of PricewaterhouseCoopers LLP

**
Confidential treatment has been requested with respect to portions of this document pursuant to Rule 406 of the Securities Act. The redacted portions of this document were filed separately with the Securities and Exchange Commission.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
THE OFFERING
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX